Exhibit 10.13

LEASE AGREEMENT WITH OPTION TO PURCHASE

This LEASE AGREEMENT WITH OPTION TO PURCHASE (the “Agreement”) is effective October 15, 2012 (the “Effective Date”),

BETWEEN:	Judgetown LLC, a Limited Liability Company registered in Arizona, (collectively hereinafter the "Lessors"), Jubal Ahlstrom and Rick Thomas, who are equal partners in Judgetown LLC.

AND:	Bonanza Goldfields Corp. (the "Lessee"), a company organized and existing under the laws of the state of Nevada, with its head office located at:

2415 E. Camelback Rd.
Suite 700
Phoenix, AZ 85016

RECITALS

A.    Lessors are the owners of certain patented mining claims as described in Exhibit "A" attached in this document, which claims are located in Arizona, in the county of Yavapai, in the Date Creek Mountain range and consists of 130.76 acres (collectively referred to as the "Premises").

B.    Lessee desires to lease, with the option to purchase, the interests of Lessors in the Premises upon the terms and conditions herein set forth.

C.    Lessors desire to lease and grant the option to purchase their interests in the Premises to Lessee upon the terms and conditions herein set forth.

AGREEMENT

FOR AND IN CONSIDERATION of the payments herein required, the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessors and Lessee (the "Parties" and individually a "Party") agree as follows:

1. GRANT OF LEASE RIGHTS

A.   Grant of Lease. Lessors hereby lease exclusively to Lessee and its successors and assign all of Lessors’ interest in and to all mining rights and  minerals (hereafter the "Mineral Substance") beneath the surface of, within, or that may be produced from the Premises.

B.   Rights of Lessee.  Lessee shall have the following rights in respect of the Premises:

i.   Mining and Access Rights. Subject only to any limitations imposed by federal, state and local regulations, the free, unrestricted and uninterrupted right of access, ingress and egress to the Premises over existing roads or alternate routes approved by Lessors and the right to enter upon and occupy the Premises for all purposes reasonably incident to exploring for, developing, mining (by underground mining, surface mining, strip mining or any other surface or subsurface method, including any method later developed), extracting, milling, smelting, refining, stockpiling, storing, processing, removing and marketing there from all ores, metals, minerals, mineral products (including intermediate products) and materials of every nature or sort, and the right to place, construct, maintain, use and thereafter remove such structures, facilities, equipment, roadways, haulage ways, utility lines, reservoirs and water courses, and other improvements as may be necessary, useful or convenient for the full enjoyment of all of the rights granted under this Agreement.  Lessee shall have sole and exclusive custody, possession, ownership and control of all ore, gold, rare earth elements, rock, drill core and other Mineral Substances extracted or removed from the Premises and may sell or otherwise dispose thereof.  In the exercise of such rights, Lessee shall be subject only to compliance with applicable statutes, rules, regulations and the terms of this Agreement. These rights are also granted and may be utilized for the purpose or in the course of carrying on exploration, development or mining operations on any other properties in which Lessee may have or acquire any right or interest, provided Lessors assents to the same.

ii.   Cross Mining. The right, if Lessee so desires, to mine and remove any Mineral Substances existing on, in or under the Premises through or by means of shafts, openings or pits which may be sunk or made upon adjoining and nearby properties, and the right to store any Mineral Substances from the Premises upon any such properties. In addition, Lessee may use the Premises for any shafts, openings, pits and storage areas sunk or made for the mining, removal and/or stockpiling of any Mineral Substances from any adjoining or nearby properties. Mineral Substances taken from the Premises shall at all times be kept entirely separate and distinct from any other ore or concentrated product until the same are measured and sampled so that the rights of Lessors shall be at all times preserved and protected

iii.   Commingling. The right to commingle ore removed from the Premises or products derived therefrom after treatment, with other ore or products, before or after concentration or beneficiation, so long as the data necessary to determine the weight, grade, and recoverability of both the ore removed from the Premises or products derived therefrom and the ore or products with which it is commingled are obtained by Lessee.  Lessee shall then use that data to determine Lessors’ interest in minerals, metals and/or other products extracted from ores or products so mixed.  Such data and determinations shall be acquired and completed in accordance with generally accepted industry practices.

iv.   Deposit of Waste Materials. The right to temporarily or permanently deposit on or off the Premises tailings, waste rock, overburden, surface stripping materials, process solutions, and all other materials originating from the Premises or from adjoining or nearby properties, even if the sole use of the Premises may be for the placement of such materials subject to any and all reclamation as required by state and Federal statutes and regulations.

v.   Treatment. The right, at Lessee's election and in any manner it deems fit, to beneficiate, concentrate, process, smelt, refine, and otherwise treat on or off the Premises any Mineral Substances taken from the Premises or from adjoining or nearby properties by any physical or chemical method or methods. In exercising this right, Mineral Substances may be removed to a plant or plants existing, established or maintained upon the Premises or elsewhere.

vi.   Water Rights. The right to use any of Lessors’ water rights on, about, under or appurtenant to the Premises to facilitate the exploration, mining and processing rights granted in this Agreement.

C.   Recording of Lease with County.  Lessee shall record terms of lease with Yavapai County Arizona.

2. TERM

A.   Term.  The term of this Agreement shall commence as of the Effective Date and shall continue for a period of two (2) years thereafter unless sooner terminated in the manner herein provided.

B.   Option to Purchase.  If at any time of the term, Lessee desires to purchase the Premises, including all rights and title described under the terms of the this Agreement in Section 1 and all surface rights, it shall have the option to do so by giving a 30-day notice to the Lessors. Lessee may exercise its option to purchase for the amount of $1,500,000, with all lease payments over the 2 year lease subtracted from the $1,500,000.

3. PAYMENTS TO LESSORS

A.
Rental.  As initial consideration for the lease rights granted herein, Lessee shall pay to Lessors one Hundred Thousand Dollars ($100,000) 90 days after effective date of October 15, 2012. $50,000 to each partner of Judgetown LLC in checks payable individually to addresses provided by each partner, Jubal Ahlstrom and Rick Thomas. After the first lease payments of $100,000 or $50,000 each, Bonanza Goldfields will pay Judgetown LLC $30,000 every 3 months for the subsequent 21 months, completing the 2 year lease. This $30,000 payment will be paid to each equal partner of Judgetown LLC with a check for $15,000 each as outlined earlier.

B.	Payment Schedule.
January 15, 2013 - $100,000 ($50,000 each)
April 15, 2013 - $30,000 ($15,000 each)
July 15, 2013 - $30,000 ($15,000 each)
October 15, 2013 - $30,000 ($15,000 each)
January 15, 2014 - $30,000 ($15,000 each)
April 15, 2014 - $30,000 ($15,000 each)
July 15, 2014 - $30,000 ($15,000 each)
October 15, 2014 - $30,000 ($15,000 each)

C.	Exercisable Option to purchase premises with all lease payments applied.
$1,190,000 on or before January 15, 2015

$595,000 to each party of Judgetown LLC (Rick Thomas and Jubal Ahlstrom)

4. TITLE MATTERS

A.   Representations and Warranties. Lessors covenant and warrant to Lessee, which covenants and warranties shall survive termination of this Agreement, as follows:

(1)    Lessors warrant, to the best of their knowledge and belief, there are no claims, actions, suits or proceedings pending or threatened on account of or as a result of ownership of the real property which, if adversely determined, would prevent or hinder the conditions contained in this Agreement.

(2)    Lessors warrant, to the best of their knowledge and belief, they have good and merchantable title to the mining claims as set out in Exhibit “A” excluding any reservation not contained in patents issued by the United States of America or the State of Arizona and that Lessors have not entered into any leases, licenses, easements or other agreements, recorded or unrecorded, granting rights to any parties in any of the property and no person or other entity has any right to possess in their occupancy of any portion of the property.

(3)    Lessors warrant that they have no knowledge of violation of law or ordinance with respect to the use of ownership of the property.

(4)    Lessors are partners which have full right, power and capacity to enter into this Agreement under the terms set forth herein.

(5)    Lessee shall have quiet and peaceable possession of the Premises.

(6)    Lessors have no knowledge or information indicating that any reclamation obligations for prior operations on the Premises are unsatisfied.

(7)    Lessors warrant that patented claims are in good standing and all tax payments to Yavapai County, Arizona have been timely made.

(8)    Lessors have no knowledge of any existing or threatened violations of any federal or state environmental laws or regulations as a result of any condition on the Premises.

 B.   Title Defects, Defense and Protection. Lessee may at any time cause a title search to be made covering all or any part of the Premises.  Lessors shall provide Lessee with any abstracts and other evidences of title in Lessors’ possession or control.  If, (1) in the opinion of Lessee, Lessors’ title to all or any part of the Premises is defective; or (2) Lessors’ title is contested or questioned by any person or entity Lessee shall notify Lessors and Lessors shall promptly defend title or correct the alleged defects.  In the event Lessors are unable or unwilling to promptly correct the alleged defects or defend title, Lessee may, without obligation and without waiver of any remedies of Lessee, attempt to perfect or defend Lessors’ title. In that event, Lessors shall cooperate as reasonably necessary to assist Lessee in its efforts to perfect or defend Lessors’ title, time being of the essence.  Any money expended by Lessee to perfect or defend Lessors’ title shall be deductible from the quarterly lease payment set forth in Section 3.A. for the quarter in which such money is spent. Any improvement or perfection of title to the Premises shall inure to the benefit of Lessee in the same manner and to the same extent as if such improvement or perfection had been made prior to the execution of this Agreement.

5. OBLIGATIONS OF LESSEE

A.   Protection from Liens. Lessee shall keep title to the Premises free and clear from any liens, claims and encumbrances (other than liens for taxes not yet due and delinquent) arising from its operations hereunder. Lessee shall pay for all labor performed upon or material furnished to the Premises at the request of Lessee and shall keep the Premises free and clear from liens of mechanics or material men in connection with services performed and material supplied at Lessee's request. Lessee shall, however, have the right in good faith to contest the validity of any lien, claim or liability and shall not be required to remove any such lien, claim or liability so long as Lessee is contesting the validity or the amount thereof. The foregoing provisions shall not restrict Lessee from placing a mortgage, trust deed or other lien upon its interest in the Premises for financing purposes. The only lien that can occur on the property is to finance the said property.

B.   Indemnification.  Lessee shall protect Lessors against any damages arising out of Lessee's operations on the Premises and shall indemnify Lessors against liability resulting from Lessee's operations on the Premises; provided, however, that any act or omission by Lessors or any agent acting on its behalf, or any breach of warranty by Lessors, shall not have been a contributing cause to the event giving rise to any such damages.

C.   Taxes and Assessments.  Except as provided below, Lessee shall pay promptly before delinquency all taxes and assessments that may be assessed during the term of this Agreement upon the Premises resulting from Lessee's activities and products derived therefrom.  This includes all assessments payable to maintain the integrity of the mining claims, on an annual basis, due and payable to Yavapai County, Arizona.  Claim posts and boundaries will be maintained in a reasonable and workmanlike manner.  Lessee will defend the rights of Lessors with respect to other individuals that prospect or overstake Lessors’ mining claims.  However, Lessee shall always have the right to contest, in the courts or otherwise, either in its own name or in the name of Lessors, the validity or amount of any such taxes or assessments, or to take such other steps or proceedings as it may deem necessary to secure a cancellation, reduction, readjustment or equalization thereof, before it shall be required to pay such taxes or assessments.  Notwithstanding the foregoing, Lessee shall not permit any part of the Premises to be conveyed and title lost as the result of nonpayment of such taxes and assessments. Lessee shall provide Lessors with copies of all receipts evidencing payment of such taxes and assessments.  If Lessors should receive tax bills or claims that are the responsibility of Lessee, Lessors shall promptly forward such bills or claims to Lessee for appropriate action.  Lessee shall pay the above-referenced taxes that are assessed from the Effective Date of this Agreement to its date of termination.  Nothing in this paragraph shall be construed to obligate Lessee to pay that portion of any tax based upon an assessment of improvements or structures made or placed on the Premises by Lessors. Lessee shall not be liable for any taxes levied on or measured by Lessors' income or based upon payments made to Lessors by Lessee under this Agreement.

D.   Compliance with Laws and Regulations.   Lessee shall perform all of its operations on the Premises in compliance with all applicable Federal, State and local laws and regulations pertaining to environmental protection, reclamation and bonding.  Specifically, Lessee shall comply with all permitting and other regulatory requirements set forth by the U.S. Bureau of Land Management, the U.S. Forest Service, the U.S. Environmental Protection Agency, the Arizona Department of Environmental Quality, and any other regulatory authority having rightful jurisdiction in the conduct of exploration, development and production operations on the Premises, including without limitation, requirements applicable to the plugging of drill holes and reclaiming, re-contouring and re-seeding of drill pads, trenches, access roads and other disturbances.  Lessee shall have no obligations with respect to prior operations or preexisting conditions on the Premises. The indemnification obligations of Lessee shall specifically be applicable to all of Lessee's environmental obligations. The obligations of Lessee shall survive termination of this Agreement.

E.   Lessors’ Right to Inspect.  During the term of this Agreement Lessee shall allow Lessors and representatives of Lessors, at their sole risk and expense, access to the Premises for the purposes of viewing or inspecting Lessee's operations, at times which, in Lessee's discretion, do not unreasonably interfere with its operations.  Lessors and Lessors’ representatives agree to indemnify, protect, save and hold harmless Lessee and its affiliated and direct and indirect parent corporations and their respective directors, partners, officers, employees, agents and corporate affiliates from and against any and all losses, costs, damages, expenses, attorney fees, claims, demands, liabilities, suits and actions of every kind and character that may be imposed upon or incurred by Lessee and its affiliated and direct and indirect parent corporations and their respective directors, partners, officers, employees, agents or corporate affiliates on account of, or arising directly or indirectly from, Lessors’ rights.

F.   Hold Harmless Title.  Lessors and Lessors’ representatives agree to indemnify, protect, save and hold harmless Lessee and its affiliated and direct and indirect parent corporations and their respective directors, partners, officers, employees, agents and corporate affiliates from and against any and all losses, costs, damages, expenses, attorney fees, claims, demands, liabilities, suits and actions of every kind and character that may be imposed upon or incurred by Lessee and its affiliated and direct and indirect parent corporations and their respective directors, partners, officers, employees, agents or corporate affiliates on account of, or arising directly or indirectly from, Lessors’ rights.  Lessors acknowledges and agrees that information obtained pursuant to this shall be subject to the confidentiality provisions set forth in Section 11 hereof.

6.  OBLIGATIONS OF LESSOR

Cooperation by Lessors.  Lessors shall execute all documents and otherwise cooperate with Lessee as needed in connection with the conduct of operations on the Premises, including the acquisition of governmental permits, post-mining reclamation approvals, water rights, and other rights and privileges related to the conduct of operations on the Premises and reclamation thereof.  In that regard, Lessors agrees not to protest, challenge or otherwise oppose any water right or operational permit filings that Lessee may make to facilitate operations or proposed operations on or in connection with the Premises.

7. TERMINATION

A.   Termination by Lessors.   In the event Lessors considers that Lessee has not complied with any obligation hereunder, Lessors shall notify Lessee setting out specifically in what respect it is claimed that Lessee has breached this Agreement. If the alleged breach is not cured within 60 days after notice is given of default for failure to make a required cash, then Lessee has 30 days to vacate premises with all equipment. (90 days total from notification to vacating premises)

 B.   Reclamation: Removal of Property.  Upon termination of this Agreement, Lessee shall have a continuing right to enter upon the Premises to complete required reclamation required as a result of Lessee’s activities on the Premises. Lessee shall have 90 days after the date of termination remove from the Premises all of its machinery, buildings, structures, facilities, equipment and other property of every nature and description erected, placed or situated thereon except foundations of a permanent nature, supports, track and pipe placed in shafts, drifts or openings in the Premises.  Any property of Lessee not removed by the end of this 90 day period shall become the property of Lessors; however, Lessee does not warrant the condition or safety of any such property.  Lessee shall have the right to keep a watchman on the Premises during this 90 day period.

8.  LIENS

In the event that Lessors fails to promptly pay, when due, taxes, mortgages or other liens levied against the Premises and payable by Lessors, Lessee shall have the right (but shall not be obligated) to pay such past due amounts and, if Lessee does so, Lessee shall be subrogated to all the rights of the holders thereof and Lessors shall reimburse Lessee for all such payments and for all related costs and expenses paid or incurred by Lessee (including, without limitation, related attorney fees) within three months after the same are paid or incurred by Lessee. Any payments due Lessors under this Agreement may be credited by reimbursements due Lessee under this Section. The provisions of this Section shall survive termination of this Agreement.

9. FORCE MAJEURE

Lessee shall not be liable for failure to perform any of its obligations, other than making payments due under Section 3, during any period in which performance is prevented, in whole or in part, by causes herein termed Force Majeure. For purposes of this Agreement, the term "Force Majeure" shall include labor disputes; acts of God; action of the elements, including inclement weather, floods, slides, cave-ins, sinkholes, earthquakes and drought; laws, rules, regulations, orders, directives and requests of governmental bodies or agencies; delay, failure or inability of suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; judgments or orders of any court or agency; inability to obtain on reasonably acceptable terms or in reasonably acceptable time any public or private licenses, permits or other authorizations; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or future violation of federal, state or local environmental standard; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot; civil strife; fire; explosion; or any other cause whether similar or dissimilar to the foregoing, except for the inability to meet financial commitments. If Lessee desires to invoke the provisions of this Section, Lessee shall give notice of the commencement of the circumstances giving rise to such Force Majeure. The time for discharging Lessee's obligations with respect to the prevented performance, or the time within which Lessee must undertake or complete any activity, shall then be extended for the period of Force Majeure.

10. NOTICES AND METHODS OF MAKING PAYMENTS

Notices.  Any required notice or communication shall be in writing and shall be effective when personally delivered (including delivery by express courier service) to the following addresses, or when addressed as follows and deposited, postage prepaid, in the United States mail for certified delivery:

If to Lessors:

Jubal Ahlstrom
P.O. Box 308
Pierce, Idaho 83546

Rick Thomas
P.O. Box 911
Crosby, North Dakota 58730

If to Lessee:

Bonanza Goldfields Corp.
2415 E. Camelback Rd.
Suite 700
Phoenix, AZ 85016

Either party may, by notice to the other given as aforesaid, change its mailing address for future notices.

11. CONFIDENTIALITY

Lessors shall not, without the express written consent of Lessee not to be unreasonably withheld, disclose any information concerning the terms of this Agreement or operations conducted under this Agreement (except information and data that is generally available to the public), nor issue any press releases concerning such information.

12. MISCELLANEOUS

A.   Relationship of the Parties. Nothing contained herein shall be deemed to constitute either Party, in its capacity as such, the partner, agent or legal representative of the other Party, or to create any partnership, mining partnership or other partnership relationship, or fiduciary relationship between them, for any purpose whatsoever.  Except as expressly provided in this Agreement, each Party shall have the free, unrestricted and independent right to engage in and receive the full benefits of any and all business endeavors of any sort whatsoever outside the Premises or outside the scope of this Agreement, whether or not competitive with the endeavors contemplated herein, without consulting the other or inviting or allowing the other therein.

B.   Construction of Agreement.  This Agreement and its Exhibits constitute the entire understanding of the Parties with respect to the Premises, all previous agreements, promises, representations, negotiations, writings and understandings between the Parties concerning the Premises being expressly rescinded.  Except for obligations of good faith and fair dealing, there are no terms or conditions, express or implied, other than herein stated.  This Agreement shall be subject to all valid and applicable provisions of statutory or common law, rules and regulations.  Should this Agreement or any of its provisions or operations be found to be contrary to any such valid law, rule or regulation, the latter shall be deemed to control and this Agreement shall be regarded as modified accordingly.  Subject to the preceding sentence, no modification or alteration of this Agreement shall be effective unless made in writing and executed by the Parties with the same formality as this Agreement Wherever the term "including" is used herein, it shall be deemed to mean "including without limitation, " and wherever the phrase "shall include" is used herein, it shall mean "shall include without limitation."

C.   Rule Against Perpetuities. The Parties do not intend nor desire for this Agreement to violate the common law Rule Against Perpetuities or any analogous statutory provision or any other statutory or common law rule imposing time limits on the vesting or termination of estates in land. If any provision of this Agreement does or would violate the Rule Against Perpetuities or any analogous statutory provision or any other statutory or common law rule imposing time limits on the vesting or termination of estates in land, then this Agreement shall not be deemed void or voidable. but shall be interpreted in such a way as to maintain and carry out the Parties' objectives to the fullest extent possible by law.

D.   Applicable law.  This Agreement shall be construed, interpreted and governed by the laws of the State of Arizona.

E.   Attorney Fees. In the event either Party brings any action or proceeding for damages or equitable relief against the other Party for an alleged breach or default of any provision of this Agreement to recover monies due or to enforce, protect or establish any right or remedy of either Party under this Agreement, the prevailing Party shall be entitled to recover as a part of such action or proceeding reasonable attorney fees and court costs.

F.   First Right of Refusal. In the event that Judgetown, LLC receives an offer greater than $1,500,000 at any time, Bonanza Goldfields retains first right of refusal and the ability to counteroffer within 30 days of notification. In the event that another party purchases the premises, Bonanza Golfields Corp. will vacate premises within 30 days of the end of the lease date.

G.   Exclusivity. Judgetown, LLC agrees not to lease said properties described in this contract to any other parties as long as contract with Bonanza Goldfields Corp. is valid

H.   Legal Description of the Premises. Judgetown, LLC will provide full legal description of the premises which is outlined in the attached map and fully describes the 130.76 acres of land leased by Bonanza Goldfields Corp.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth in the acknowledgments below, but effective as of the Effective Date.

LESSOR

Judgetown LLC

Signature: /s/ Jubal Ahlstrom	Signature: /s/ Rick Thomas
By: Jubal Ahlstrom	By: Rick Thomas

Date: 9-12-12	Date: 9-17-12

Notarized By: Vianna Marshall	Notarized By: Andrea Hanisch

Date: Sept. 12, 2012	Date: 9-17-12

LESSEE

Bonanza Goldfields Corp., a Nevada Corporation

By: Michael Stojsavljevich
Michael Stojsavljevich, President and CEO

Date: 9-18-12

Notarized By: Towanna P. Griggs
Date: 9-27-12

Exhibit A
Real property in the County of Yavapai, State of Arizona, described as follows:

Judgetown LLC Patented Claims

YAVAPAI
S Ghost Town Rd
S Deck Mine Rd
W Merit Way

Disclaimer: Map and parcel information is believed to be accurate but accuracy is not guaranteed. No portion of the information should be considered to be, or used as, a legal document. The information is provided subject to the express condition that the user knowingly waives any and all claims for damages against Yavapai County that may arise from the use of this data.

Map printed on: 8.3.2012

PAYMENT SCHEDULE AMENDMENT TO:

 JUDGETOWN LEASE AGREEMENT WITH OPTION TO PURCHASE

This LEASE AGREEMENT WITH OPTION TO PURCHASE (the “Agreement”) is effective October 15, 2012 (the “Effective Date”),

BETWEEN:
Judgetown LLC, a Limited Liability Company registered in Arizona, (collectively hereinafter the "Lessors"), Jubal Ahlstrom and Rick Thomas, who are equal partners in Judgetown LLC. Rick Thomas subsequently sold off his rights to Michael Quigley who will be a signatory to this amendment.

AND:	Bonanza Goldfields Corp. (the "Lessee"), a company organized and existing under the laws of the state of Nevada, with its head office located at:

2415 E. Camelback Rd.   Suite 700    Phoenix, AZ 85016

Payment structure for year 1 was initially the following (50% to each partner Jubal Ahlstrom and Rick Thomas):

1.)	$100,000 to Judgetown LLC on January 15, 2013

2.)	$15,000 to Judgetown LLC on April 15, 2013

3.)	$15,000 to Judgetown LLC on July 15, 2013

4.)	$15,000 to Judgetown LLC on October 15, 2013

New Payment Structure for year 1 reflecting new payment price and new payee (Michael Quigley) who purchased Rick Thomas’ payment stream from him.

1.)	$25,000 to Jubal Ahlstrom and $25,000 to Michael Quigley on January 15, 2013 (which will take place as soon as this document is signed and verified)

2.)	$25,000 to Jubal Ahlstrom and $25,000 to Michael Quigley on April 15, 2013

3.)	$25,000 to Jubal Ahlstrom and $25,000 to Michael Quigley on July 15, 2013

4.)	$25,000 to Jubal Ahlstrom and $25,000 to Michael Quigley on October 15, 2013

The Parties agree and acknowledge that all terms and conditions of the Lease Agreement with the option to Purchase, dated October 15, 2012 not modified or deleted herein remain in full force and effect.

LESSOR

Judgetown LLC

Signature: /s/ Jubal Ahlstrom	Signature: /s/Michael Quigley
By: Jubal Ahlstrom	By: Michael Quigley who acquired these rights from Rick Thomas

Date: 1-31-13	Date:

Notarized By: Vianna Marshall	Notarized By: Manderson L. Miles

Date: 1-31-13	Date: 2-1-13

LESSEE

Bonanza Goldfields Corp., a Nevada Corporation

By: Michael Stojsavljevich
Michael Stojsavljevich, President and CEO

Date: 2-9-13

Notarized By:

Date: